===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  July 30, 2003
                Date of Report (Date of earliest event reported)

                        MANTECH INTERNATIONAL CORPORATION

             (Exact name of registrant as specified in its charter)


         Delaware                       000-49604                 22-1852179
----------------------------     ------------------------    -------------------
(State or other jurisdiction     (Commission File Number)    (I.R.S. Employer
of incorporation)                                            Identification No.)


                  12015 Lee Jackson Highway, Fairfax, VA 22030
                  --------------------------------------------
                    (Address of principal executive offices)

                                 (703) 218-6000
              (Registrant's telephone number, including area code)


===============================================================================

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits. The following exhibit is filed with this report.

    99.1 Transcript of Earnings Conference Call held on July 30, 2003, announcing ManTech International Corporation's second quarter financial results for fiscal year 2003 as well as its earnings guidance for the third quarter of fiscal year 2003 and full fiscal year 2003.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      On July 30, 2003, as previously announced, ManTech International Corporation participated in a public Earnings Conference Call and Audio Web Cast for investors and analysts regarding its results of operations and financial condition for the second quarter of 2003 as well as its earnings guidance for the third quarter of fiscal year 2003 and full fiscal year 2003. The transcript of the conference call is furnished as Exhibit 99.1 to this Current Report.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  MANTECH INTERNATIONAL CORPORATION



Date:  August 4, 2003             /s/ Ronald R. Spoehel
                                  ------------------------------

                                  Name:   Ronald R. Spoehel
                                  Title:  Executive Vice President and
                                          Chief Financial Officer

                                  EXHIBIT 99.1



                       ManTech International Corporation
           ManTech International 2ND Quarter 2003 Financial Results
                            Leader, Peter LaMontagne


                                    07/30/03

                     Date of Transcription: August 4, 2003



Operator Good afternoon, everyone, and welcome to the ManTech International second quarter fiscal year 2003 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If would like to withdraw your question, press star, then the number 2. As a reminder, today's call is being recorded. I would now like to turn the call over to ManTech Senior Corporate Vice President Peter LaMontagne. Please go ahead, sir.

Peter LaMontagne                    Thank you, Matthew, and good afternoon,
                                    ladies and gentlemen, and welcome to
                                    ManTech International Corporation's 2003 second quarter earnings conference call.
                                    My name is Peter LaMontagne; I'm a Corporate
                                    Senior Vice President here at ManTech. We are pleased that you are able to join us for today's call, whether by telephone or via the webcast. Leading today's call from ManTech are George J. Pedersen, Chairman of the Board, CEO, and President, and Ronald R.
                                    Spoehel, our new Executive Vice President and CFO. Before we begin our discussion, it is important that we provide you with the required statement relating to our written and verbal disclosures and commentary regarding ManTech and our results and operations.

                                    Statements made in ManTech's written and verbal disclosures and commentary which do not address historical facts could be interpreted to be forward-looking statements. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, and are subject to factors that could cause actual results to differ materially from anticipated results. Examples of such forward-looking statements include the company's expected future earnings, as suggested by backlog and GSA estimates, updated guidance projections, and the company's belief that there will be increased defense and intelligence spending in the future. The factors that could cause actual results to differ materially from those anticipated include but are not limited to the following -- failure of government customers to exercise options under contracts, funding decisions of U.S. government projects, government contracts, procurements such as bid protest and termination risks, competitive factors such as pricing pressures, and/or competition to hire and retain employees, the company's ability to identify, execute or effectively integrate future acquisitions, the company's ability to successfully raise additional capital, material changes in laws or regulations applicable to the company's business, and other risk factors discussed in the company's filings with the Securities & Exchange Commission. The company's statements are made as of July 30, 2003, and the company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

                                    Also, the entire content of today's call, which is being recorded and simultaneously webcast is a copyright of ManTech International Corporation and may not be reproduced in any form without prior written consent. Now I would like to turn the call over to George Pedersen for introductory remarks.
                                    George?

George Pedersen                     Good afternoon, everyone, and thank you for
                                    joining us today. I'm very pleased to report our second quarter results, which demonstrate clearly that ManTech's strategy is working on all levels. Simply put, our record results are a reflection of the right strategy, executed with discipline, in an expanding marketplace. Our revenue for the second quarter was up nearly 50% over last year, evidence that we have chosen both the right markets and the right service area, as well as the right acquisitions to exploit these market opportunities.

                                    As we have anticipated, our DOD and
                                    intelligence IT and technical service
                                    support continue to be in high demand,
                                    especially on classified programs that
                                    require technical personnel with high level security clearances. The acquisition of nearly 1,000 personnel with such clearances over the past year is paying dividends as we gain traction as a leader in selected segments of the intelligence and DOD markets.

                                    This was evidenced as ManTech also delivered strong bottom line results. Earnings per share rose over 55% to 28 cents over last year's 18 cents. Similarly, operating margin showed improvement, reaching 8.6% over last year's 7.8%. Perhaps most important to our future success, in the second quarter we completed the integration of the four corporations that we had acquired since last August. Two of the transactions closed less than six months ago. As announced in today's release, simultaneously with the completion of this integration we also have carried out a consolidation and alignment of operations to optimize our platform for growth. This integration and alignment of resources within ManTech provided the platform that drove our success in generating record revenue growth and profitability in the second quarter. With this space of solid execution in our operations today we are also expanding our earnings and revenue guidance to reflect this positive trend in our confidence in the continuity of our success.

                                    I will come back to the significance of our realigned platform later in the call, along with other industry, market and budgetary issues. But first, let me introduce Ron Spoehel, our new Executive Vice President and Chief Financial Officer to those of you who have not yet connected with him. Ron brings a wealth of experience to ManTech, having served in a variety of senior executive management positions. He has a strong background in our industry as well as extensive M&A and financial experience, both on Wall Street and as an operating executive. Ron has already made valuable contributions to ManTech in his short time with the company. He's the right person to help ManTech grow to the next level and a great complement to the current executive team. I'm confident that you will feel the same way as you speak with Ron and meet him in the upcoming meetings and conferences. With that, I would like to hand the call over to Ron to provide more detail and color to our quarter record quarter. Ron?

Ronald Spoehel                      Thanks, George, and good afternoon everyone.
                                    It's really a pleasure to be on board as a member of the ManTech team. In the short time I've been here, I've certainly had my belief reinforced that this is one of the premier technology contractors for the classified DOD and intelligence communities.
                                    It's been a pleasure getting to know the team and there's an extraordinary depth in leadership talent and technical expertise here at the company. Moving forward, I look forward to meeting as many of you as possible in the coming weeks while on the road or in meetings here in Virginia.

                                    Turning now to our second quarter. Our
                                    record results and expanded guidance show that ManTech has delivered on the promise of our platform, built through recent acquisitions and the consolidation of operations we announced today. Our revenues rose 48.6%, to $177.1 million, as compared to the comparable period last year, and rose 19.5% sequentially. This was an organic growth rate of 13% over pro forma revenues of $156.7 million. There are current operations achieved during the comparable period in 2002. As noted in this afternoon's press release, we have seen and continue to see strong demand across our core growth markets supporting national security programs for the intelligence community and the Department of Defense.

                                    Our operating income increased 64.1% to
                                    $15.3 million, as compared to the comparable period last year. In this was growth of over 20% from the first quarter of this year. The operating income margin was 8.6% in the second quarter, up from 7.8% in the same period in 2002. This margin improvement continued to be driven by improvements in operating efficiencies. For the second quarter, net income reflected further margin expansion, as it increased 82.6% to $8.9 million from $4.9 million in the comparable period in 2002. Our tax rate for the quarter remains at 40.6%. Our fully diluted share count for the quarter was 32 million, and earnings per share on a fully diluted basis were 28 cents, an increase of 33% over the comparable quarter in 2002 for continuing operations. EBITDA increased 66.5% to $17 million, similar to the growth of operating income. Free cash flow for the quarter was almost $10 million. The net debt balance at the end of the quarter was $4.9 million, reflecting the efforts made to improve cash collections and reduce receivables outstanding at the end of the quarter. The net debt balance was comprised of $25.3 million of total debt, offset by $20.4 million of cash and equivalents available.

                                    Second quarter cash flow from continuing operations was $10.5 million, and DSO dropped to 77 days, an improvement of 11 days over the first quarter of this year, as some previously reported first quarter timing issues resolved themselves and there was a concerted effort which focused on improving the cash collection cycle. We have also focused on strengthening our personnel retention efforts and our second quarter voluntary turnover rate remained under 15%. We have also further focused our recruiting efforts as we continue to see strong potential for growth, especially in our classified programs. The strong activity in these areas is reflected in our report today of recent contract awards and contract expansions, with an estimated value in excess of $250 million, including previously undisclosed classified programs in excess of $150 million. This total included our previously announced State Department IT modernization awards as well as Air Force and Navy awards.

                                    Our proposal activity remained quite active in the second quarter. At the end of the quarter we had over $700 million in proposals under evaluation and a pipeline of qualified opportunities in excess of $4.5 billion. Our total backlog increased at the end of the second quarter to $1.5 billion, with funded backlog growing to $342 million, a 23% increase in funded backlog from the end of the first quarter. Our calculation of ManTech's GSA schedule contract value also continued to expand, up from the first quarter in the amount of $1 billion to $1.1 billion at the end of the second quarter, as we continue to focus efforts on work under these flexible acquisition schedules, with their attractive margin opportunities.

                                    Similar to last quarter, revenue from GSA contract vehicles accounted for 39% of our second quarter revenues, also similar to the levels seen in our operations in the comparable quarter of last year. Revenue from DOD and intelligence community contracts expanded to 88.7% of the total in the second quarter, with all our federal government contracts accounting for about 97% of revenues in the second quarter. We continue to serve as prime contractor in over 90% of our work, as we continue to seek the greatest degree of direct control over program management as a means to enhance our growth potential. Our cost-plus contracts accounted for only 35.5% of our revenue in the second quarter, continuing the downward trend as the company expands its opportunities for margin improvement under time and material and fixed price contracts. We also believe that critical classified DOD and intel community programs will enjoy priority status in the federal budget process, and we have not only focused our efforts in these markets, but also, as announced today, we have consolidated and aligned our operations to most effectively address these ongoing opportunities.

                                    We have now completed the integration of our four recent acquisitions, and have operationally consolidated to focus on key national security solutions and defense systems for our intel and DOD customers, while continuing to provide enterprise support systems for federal agencies. Our national security solutions group has consolidated 6 business operations into 3 core operations, focusing on mission critical systems development, security, and intelligence operations, while our new defense systems group realigns the activity of our DOD related operations to target DOD armed services customers. With the strong performance of the company in the first half of this year, the realignment and consolidation of our operations as we completed acquisition integration and the opportunities evidenced by positive trends in our core DOD and intelligence community markets, we have expanded guidance as announced in this afternoon's press release.

                                    For the full year 2003, we are projecting revenue of $695-705 million, an increase from the previous $680-690 million level. Based on 32.1 million fully diluted shares, we expect fully diluted EPS for the year to be between $1.07 and $1.09 per share, an increase from the previous $1.03 to $1.07. For the third quarter, our guidance is for revenue in the range of $180-184 million, with 32.2 million shares. EPS then is between 28 and 29 cents. This guidance is reflective of the strong growth we saw in the second quarter. Looking toward 2004, we remain confident that we have the right focus and the positive market momentum for our industry and for ManTech in particular, this will continue. Let me wrap up by saying I'm extraordinarily pleased to be on the ManTech team. I look forward to your questions today and also to meeting many of you in person in the coming weeks. At this point let me turn it back over to you, George.

George Pedersen                     Thank you, Ron. Looking forward to the
                                    balance of the year, and into 2004, I would like to cover a couple of key issues that will be impacting our industry. First and foremost is the appropriations process.
                                    Congress is just now leaving for summer
                                    recess, but the lawmakers have made progress on key spending bills. All indications suggest that the DOD appropriation process for 2004 is on track. We do not see any substantial delay coming beyond 1 October
                                    2003. This is good news. This is critically important to our industry and ManTech in in particular as we derive most of our revenue from this appropriations bill. The passage in the Senate and the House of preliminary Department of Homeland Security spending bill is also a positive sign. Both the DOD and Homeland Security bills still need to go to conference and eventually to the White House, but all seems to be on track. I'm less optimistic about some of the other spending bills, but I see no indications at this time that we will have continuing resolutions for the civilian agency spending bill extending into the next year as we did last year. While these bills may not be completed on 1 October, the situation should be much improved over last year.

                                    Much will depend upon the political
                                    environment upon Congress's return to
                                    Washington. I am also confident that the budget trends we saw this year will continue into 2005. Although our industry saw some challenges recently, the temporary cut in the IT budget in the House defense bill and some new A-76 language, the overall trends are very positive. The bottom line in our view is that Department of Defense and the intelligence community will continue to need more and more contractor support for IT and key technical services in the coming quarters. ManTech's strategy is to deliver the highest quality of support to make sure we expand where we currently operate as well as penetrate new areas through marketing and eventually more acquisitions.

                                    As Ron and I have mentioned earlier, we are pleased to announce the completion of the integration of the four acquisitions. What matters most is that we have integrated business development and operation with a matrix structure that allows alignment according to customer needs and functional expertise. We will also see operating efficiencies in this integrated platform, but the main focus will be on winning new business and expanding existing programs in new directions. An example of this success came at a recent contract award in support of Air Force's 21st Spacelink, a new area of work for us that would not have been possible without the joint skills and experience of an established ManTech business unit and an acquired entity. Indeed, the concept of joint operations has proven so successful on a battlefield in Afghanistan and Iraq, it is a directive we are following within ManTech.

                                    Also notable in the quarter was the $88.6 million State Department prime contract link in support of the worldwide systems fielding program. This will expand the scope and scale of our previous work. Our new integrated joint platform is already delivering solid internal growth as Ron pointed out earlier, 13% over 2002 on pro forma basis.

                                    Finally I want to address the strategy going forward. Expect more of the same. Focus on internal expansion and continued targeting of high growth market [measures], especially DOD and intelligence community classified programs. There are many areas that remain of great interest to us -- Air Force space operations, missile defense, just to name two priority areas. We will consider new acquisitions as we approach 2004, but as I mentioned in the last call, we don't expect any to close in this calendar year. However, we are beginning to look at acquisitions again. We are back in the hunt. Our strong balance sheet gives us maximum flexibility and financing options. We will take our time and apply discipline to make sure we have the right fit for ManTech. Our current platform is very strong so we will be extremely selective.

                                    In summary, through the integration
                                    alignment of resources within ManTech, we had record revenue growth and profitability for the second quarter. Operation margins were solid and the balance of the year looks bright. So we are increasing earnings and revenue guidance to reflect this positive trend and our own confidence. Our employees performed superbly as always in this quarter. They deserve credit for strong results. Our strategy is on track, these are good times for our industry and ManTech. Let's begin the questions now.

Peter LaMontagne                    Okay, Matthew, we can go to questions and
                                    answers, then, please.

Operator Certainly. At this time I would like to remind everyone if you would like to ask a question, please press star, then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question is from George Price with Legg Mason.

George Price                        Thank you, very much, good afternoon,
                                    congratulations on a very nice quarter.
                                    A couple of questions. First, on the
                                    guidance, revenue guidance, at least
                                    relative to our expectations, look
                                    particularly strong. You know, EPS, the top end of the range, only going up, I believe, a couple cents from the prior range, even though, you know, outperforming in the quarter. Could you maybe help me understand that a little bit more, maybe in terms of the margin expectations in the second half?

Ronald Spoehel                      Yes, what I would say is if you look
                                    at the progression going forward, the
                                    guidance continues in the range of roughly
                                    12-14% on full year organic growth, and
                                    margins continuing the 8.5-8.6%. So, it's consistent with the growth of the company to date, and where we've tracked.

George Price                        Okay. And you did disclose the growth
                                    this quarter. I'm not sure that you did -- I don't think that you did last quarter. Have you gone back -- are you willing to disclose what the organic growth was in the first quarter?

Ronald Spoehel                      It was slightly above where it was in the
                                    second quarter.

George Price                        Okay. And just interested if what you're
                                    seeing in demand and spending trends
                                    in DOD, obviously you've talked about the strength of defense and intel-related. Are you seeing anything in terms of trends given the status of the conflict in Iraq? Is spending moving around anywhere anticipated to move around anywhere differently as a result of things at least seemingly to wind down there?


George Pedersen                     Our impression at this point in time is that
                                    the DOD at this point has all of the funding they need. Whether that continues that way, I don't know. I think you know there are numbers thrown around that they're spending in the band of $4 billion dollars per month.
                                    That may be a little bit low. The current number for the president's request for next year is $372 billion. By the time they add the energy and the construction money, it will be the $400 billion that everyone has talked about. And I don't believe there will be any shortage of money. They obviously move it around, but I don't see any shortage of money.

Peter LaMontagne                    And then with regard to sort of where the
                                    operational focus is right now and
                                    how that's impacting industry and ManTech in particular. Secretary Wolfowitz, I think yesterday in testimony or Tuesday in testimony before Congress, highlighted the fact that right now, the global war on terrorism is focused on the operation in Iraq and we don't see that slowing down.
                                    And as was stated before, we do have
                                    substantial presence in the region, so the degree that that activity continues, we will continue to support that. That said, remember that there continues to be activities in Afghanistan, and we are active throughout the region in central Asia as well as in the Gulf area. I would also state that remember that behind in supporting the active operations by the intelligence community and the military overseas in those locations, is the processing, dissemination and analysis that goes back -- that goes on back at locations in the United States in support of that. ManTech also has a substantial amount of work in support of those efforts. So the increased operational activity that we see on the ground in places like Iraq and Afghanistan is also reflected in activity that we see here in the United States in the headquarters elements of those components.

George Price                        Great, thanks very much.

Operator Your next question is from Joseph Vafi with Jefferies.

Joseph Vafi                         Hey, guys, good afternoon, great results and
                                    great cash flow quarter.

George Pedersen                     Thanks, Jeff.

Joseph Vafi                         Yeah. I was wondering, to the extent that
                                    you can, you know, really nice surge
                                    in bookings, especially in the classified awards. I know you can't talk a lot about what's going on there, but any color on the types of contract vehicles we're seeing at least in terms of how they affect margins, P&L, and also if the types of contract vehicles you're seeing are potentially longer term than they've been in the past, kind of reflecting a mood and outlook by the DOD that we're sticking -- we're in this for the long-term?

Peter LaMontagne                    Sure. I think the first point is that it is
                                    a combination of the unannounced
                                    classified work, is a combination of
                                    expansions on contracts and some new
                                    work. And as was said before, we do see
                                    in the intelligence community in
                                    particular in the classified world, a mix of contracts. The mix is generally reflective of what we see across our company, but with one exception, and that is our cost plus contracts in the intelli-gence community tend to be close-plus award fee, where we earn margins that are more in line with the margins that we see on our time and materials and fixed price contracts outside the classified arena. So we're seeing a nice mix, and I'd say it's generally reflective and supportive of the type of margin expansion that we saw year on year in this quarter. Compared with last year's quarter, that is. In addition to that, with regard to the long-term versus short-term, we also had some of the expansions on these were part of long-term programs, some of them were brand-new starts. We see a variety of vehicles, we still do not see a strong prevalence of GSA activity within a lot of our classified programs, but we believe the vehicles that are being used are similarly flexible and allow us to earn solid margins as we demonstrate our performance for our customers.

George Pedersen                     On contracts and margin shows, all good
                                    news.

Joseph Vafi                         Right, absolutely. Then one quick
                                    question here. I know you were talking about some efficiency gains and we kind of clearly saw some of that occurring as G&A dropped substantial revenue in the quarter.

Ronald Spoehel                      Correct.

Joseph Vafi                         Kind of any feel, moving forward, how
                                    much more efficiency gains you think we've got here, moving forward, you know, over the next, you know, couple quarters?

Ronald Spoehel                      I think on that, Joe, what I
                                    probably can say at this point is we will continue to look for those. I'd rather defer how much I think we can get until I've been here slightly longer and get a feel for what efficiencies can be brought into the system.

Joseph Vafi                         Okay, fair enough. And then finally,
                                    you know, nice cash flow quarter here on the operational side. Any thoughts here -- I know, George, you're saying you're not really in the market to be buying -- doing any more acquisitions maybe in this calendar year. Is that cash balance going to be put to use maybe bringing the debt down or anything else you might be doing with it?

Ronald Spoehel                      During this year, Joe, I wouldn't
                                    expect that we would bring down the debt, because, as you may recall, the $25 million of debt is left there because we have a swap that's in place against that. So it's really there because we don't want to break the swap.

Joseph Vafi                         Great, fair enough.

Ronald Spoehel                      In terms of the using the cash, we
                                    obviously are in this position deliberately so that we can do additional acquisitions.
                                    We are back in the hunt. We are
                                    beginning to talk and look at opportunities.
                                    We will be very selective in
                                    terms of margins and potential growth and in all of these things it will take us some months to complete due diligence and evaluation. So, the activity is going forward aggressively, but I don't expect us to close one before let's say the first of the year.

Joseph Vafi                         Thanks a lot, and again, great results.

George Pedersen                     Thank you.

Ronald Spoehel                      Thank you.

Operator Your next question is from Brett Manderfeld with Piper Jaffray.

Brett Manderfeld                    Good afternoon, guys, and my
                                    congratulations as well.

Peter LaMontagne                    Thanks, Brett.

Brett Manderfeld                    Organic growth, Ron, I think you
                                    mentioned 13%. Does that include the
                                    acquisitions in that number?

Ronald Spoehel                      Yes, it does. That's the overall
                                    portfolio of operations we have as a company now, compared to last year. So if you took the $177.1 million, against last year's
                                    $156.7 million, that's what the revenues for all our operations were during that period last year -- would have been during last year on a pro forma basis. We're trying to give you apples to apples.

Brett Manderfeld                    Good. If you break those apart, I don't
                                    know if you want to break out, you
                                    know, the actual percentage in the core
                                    versus the acquired companies, but can
                                    you give us a sense for the growth whether one was growing faster than the other? Thanks.

Ronald Spoehel                      I don't have the breakout
                                    specifically between those, but I think as we've talked about before, the acquisitions have grown at a slightly higher rate than that. As the company had indicated previously, it was targeting for its acquisitions, so this is something, the plan the company put in place and it is being executed, too.

Brett Manderfeld                    Okay.

Peter LaMontagne                    It's Peter, let me add to what Ron said
                                    there. What we can say specifically is
                                    that we are seeing strong growth in those areas that we've highlighted, you know, the security-related work that Aegis
                                    Research did in the past, as well
                                    as the background investigation work, and the areas and the secured systems and IT solutions, particularly as it relates to security is we're seeing strong growth there.

Brett Manderfeld                    Okay, excellent. And in terms of
                                    the $250 million dollars in recent contract awards and the expansions, is that in the last quarter or is that over some other time period?

Ronald Spoehel                      It's roughly in the last quarter.
                                    Some of the issue, as you know, is when the awards occur versus when we can announce.
                                    They don't always match exactly on dates, but that's roughly the last quarter.

Brett Manderfeld                    Okay. And one final question for
                                    George, you mentioned A-76. I was hoping that you could expand on your thoughts on that area in general and how it might affect your business going forward. Thanks.

George Pedersen                     We have never been a large A-76
                                    contractor. Obviously, there are changes ongoing there in some of the agencies, as you know. I know the industry is working very hard to deal with those issues, but I don't want to comment because it really doesn't impact ManTech very much one way or the other.

Peter LaMontagne                    And Brett, I think -- this is Peter. The
                                    other good news is that although the
                                    president has -- you know, they've backed off on the quotas for how much they're going to outsource, the trends toward outsourcing are very strong, and then with regard to the amount of competitions and the A-76 studies, as George highlighted, we don't see those impacting our business and we think it's going to continue to be in those mission critical areas that the government needs to outsource, they're going to continue to do so.

George Pedersen                     There was a recent article written by the
                                    Secretary of Defense, I'm sure you
                                    read it in the Post, and he talked about the problem of trying to get U.S.
                                    government civil servants on the
                                    battlefield, and the rules and regulations that have to be addressed in trying to make that happen, as opposed to calling upon contractor support. And in many respects, I think that's become the driving issue. So there will, in my judgment, continue to be significant outsourcing as we go down the road.

Peter LaMontagne                    Matthew, we're ready for the next question.

Operator Your next question is from Tom Meagher with BB&T Capital Markets.

Tom Meagher                         Yeah, once again, congratulations on a
                                    really solid quarter there. George, I
                                    was wondering if you had any comment,
                                    reference the announcement yesterday
                                    that Affiliated Computer Services is
                                    looking to divest its federal government operation in favor of acquiring a commercial IT services unit reportedly from Lockheed. I was just wondering if you have seen any competitive implications there as it regards the commercial IT systems integrators and consultants and their effort to increase their federal sector presence? In other words, would you view this as essentially a one-off transaction or perhaps the start of some sort of a trend? Thank you.

George Pedersen                     I don't know if it's start of a trend.
                                    I know that there were rumors around
                                    going back some number of months that they were considering doing this.
                                    Indeed, we made some probes with that
                                    organization. I don't know -- I tend to
                                    see it the other way. I tend to see more people looking for defense-oriented business, because of such tremendous opportunity. I can't judge why they made that decision and I can't -- I don't have the sense that others are trying to accomplish the same thing.

Tom Meagher                         Okay, thanks very much. Congratulations on
                                    the quarter.

Ronald Spoehel                      Thank you.

Operator Your next question is from Sandra Notardonato with Adams, Harkness & Hill.

Sandra Notardonato                  Maybe some day they'll get my name right.
                                   [LAUGHTER]

George Pedersen                     Sandra is a good name.

Sandra  Notardonato                 Thanks, George. I guess I have a
                                    follow-up to the acquisition question. I know that you're not talking about doing anything before the beginning of next year, but it sounds like you're in the marketplace again, looking at some companies.

George Pedersen                     Yes, we are.

Sandra Notardonato                  Can you give me a sense if
                                    valuation has changed at all since the last round of acquisitions you made?

George Pedersen                     I don't think so. I think the numbers that
                                    we paid and the formulas we used
                                    for us are still valid, and you've heard us say before that the recent acquisition of Veridian by General Dynamics more than confirmed the prices that we paid. So I think we're in the same band, and we're talking to -- beginning to talk to some people. I haven't yet had someone put a price on the table so I can't tell you from our experience any recent changes.

Sandra Notardonato                  Okay. And one of the things that
                                    I've been thinking about as your company approaches the law of large numbers, so to speak, is what are you doing to position yourself to better compete for the much larger-sized contracts in the marketplace as a prime contractor? What types of changes do you need to make as an organization to be able to better compete for those?

George Pedersen                     That's what we did in this consolidation.
                                    In the NSSG group we took six
                                    organizations and essentially consolidated down to three, much more focused, much more ability to pull the skills for one group, learning about one another and doing all of those natural things. In terms of the size, we obviously drive toward $1 billion dollars in 2004 as an objective, and I think we will be large enough to be a serious competitor going down the road, as we have been. So I see refinement rather than major change.

Sandra Notardonato                  Does that require refinement to the sales
                                    organization as well?

George Pedersen                     What we are doing is looking at the
                                    ability of the marketing teams and those acquired companies to sell across the corporation, as opposed to their own organization. And you've heard us say in -- on a number of occasions, we've gotten programs that we wouldn't have gotten in the core ManTech units.

Sandra Notardonato                  Right.

George Pedersen                     So the marketing organizations, not
                                    only the marketing organizations, Sandra, the executives now know the skills in these other organizations and that, going forward, I think is crucial and we're seeing that happen.

Sandra Notardonato                  Okay. Can you notice any change
                                    on the margin on your win rate based on the changes you've made to the sales organization, or the more efficient, as they become more efficient have you noticed a change on the win rate?

George Pedersen                     I'm not calculating it that way and I'm not
                                    looking at some percentage in that
                                    manner. I'm just looking at what we're
                                    going after, the things we're pursuing
                                    at this point in time. Remember, we only completed the last acquisition, what is that, four months ago? Say it's four months ago, so I see it in the opportunity list that comes in front of me.
                                    And the larger size opportunities
                                    we're now looking at, and the mixed skill opportunities we're looking at. It's all good news again, it really is.

Sandra Notardonato                  Great. I missed the contract mix number
                                    Can somebody share that with me?

George Pedersen                     I think it's -- rather than giving it off
                                    the top of my head, let me have Ron answer.
                                    It was 35.5% cost-plus.

Ronald Spoehel                      Is that -- which -- you would like
                                    the cost-plus was 35.5%, time and materials
                                    46.3%, and fixed price 18.2%.

Sandra Notardonato                  Okay, and did you give a headcount number?

George Pedersen                     It's about 4800 people.

Sandra Notardonato                  And more than a thousand with security
                                    clearance, that right?

George Pedersen                     Oh, yes.

Peter LaMontagne                    Recently, with the government has
                                    become more sensitive about our putting out there our specific numbers of cleared personnel. But I will tell you that our numbers have increased, the cleared personnel have increased substantially with our acquisitions.

Ronald Spoehel                      It's well over half.

Peter LaMontagne                    Well over half, absolutely.

Ronald Spoehel                      I believe you knew the numbers before.

Sandra Notardonato                  Then my last question is on the
                                    intelligence spending. I know it's a
                                    classified number, but can you share what your thoughts are in terms of what the intelligence spending market will look like in 2004, in comparison with what the talk was in 2003, and what IT will represent as a percentage of the total?

Peter LaMontagne                    Sure. I think -- Sandra, this is Peter.
                                    I think there's some strong trends and
                                    generally speaking, because the
                                    intelligence community budget is of course classified, it's very difficult to get data. But I think that when you're talking about the President's sort of intelligence budget which refers to the sort of the traditional intelligence agency, three letter agencies, most analysts, both sort of industry that focus on this here in the beltway area, do estimate that things grew from $35 billion to about $38 billion, and I think that's been quoted by a number of folks. Now, I also happen to agree that a sort of double-digit, certainly 10% increase on that, would certainly be within reason. Maybe even more.

                                    And remember that the notion of joint
                                    operations now between the traditionally sort of civilian intelligence agencies like CIA, and others, with the military operations that we're seeing in central Asia, Iraq, as well as in other areas around the world, is remarkable. So the joint operations budgets that are coming through the traditional DOD budget are also increasing. So overall -- and what all of those new operations require is spending on C4ISR programs as well as IT, because at its fundamental core, those type of joint operations are information technology and communications problems or challenges -- making sure that you have secure commo on the ground, making sure that you're getting data to the war fighters as quickly as possible. So shifting from that double-digit growth in the intelligence budget over to the IT spending, we also believe that the IT spending is going to be significant, and it's going to continue. We talked a little about the proposed cut in the task on that. But really we think that's going to play out and the numbers that we saw of about $30 billion on DOD IT, spending is we think at the end of the day going to come through.

Sandra Notardonato                  Okay.

George Pedersen                     One other thing. As you know, the
                                    State Department is one of our customers in our sense, and an agency like that, there's a recognition of the money they have to spend and a good bit more is coming their way in appropriation.

Peter LaMontagne                    I think according to input you had about
                                    $60 billion in IT-related contracts,
                                    in '02.

George Pedersen                     One other thing. There may be some
                                    internal changes. I think you're aware of some of the reviews ongoing in the way NSA spends its money, and changing the approval authority back into the Pentagon. I don't think in the long run that's going to make a lot of difference, but the process may be a bit different.

Sandra Notardonato                  Process may be longer or just different?

George Pedersen                     Just different.

Sandra Notardonato                  Okay. Thank you, and great quarter.

George Pedersen                     Thanks.

Operator Your next question is from Chris Penny with Friedman Billings and Ramsey.

Chris Penny                         Hi, thank you very much. Quick
                                    question. I may have missed this in your prepared comments, but gross margin was down sequentially, can you give us the reason for that?

Ronald Spoehel                      Primarily ODCs. As you know, we tend
                                    to look at things on an operating margin basis and things float around between the two levels, but primarily ODCs.

Chris Penny                         I wanted to make sure that's what that
                                    was due to. And if -- when you mentioned the $250 million of contract awards, apples to apples comparison, what was it in the first quarter?

Peter LaMontagne                    Yeah, rough numbers, we had I
                                    believe approximately $200 million in the first quarter. It was on par, a little bit increased. Chris, this was -- you know, we released this for the first time, we got approval on some of the classified stuff. So it's tough to do pure apples to apples for the quarter to quarter, but roughly $200 million-plus.

Chris Penny                         So bottom line is that you've seen a little
                                    bit of acceleration of those signings?

Peter LaMontagne                    That's correct.

Chris Penny                         Okay. And I'm going to pressure you a
                                    little bit on kind of looking forward a
                                    little bit more. I think the current
                                    consensus right now for revenue for next year is $781 million. The middle end of your range for revenue, that applies about 11.5% growth over next year.
                                    Organically, you grew 13% and I think you said in the past as you integrate some of these recent acquisitions, we should start to see a little bit of an uptick in the organic growth rate. Can you talk a little bit about that?

Ronald Spoehel                      I think on that we stated for what we were
                                    coming out with guidance for the
                                    balance of this year, on the range, the
                                    range of guidance for the rest of this
                                    year and what you mentioned, where things were for next year, would indicate that it will move up for next year.
                                    Obviously we're going through our budget process, as others do at the ends of August, and things come out later in the year. So we're not yet -- or I'm not yet in a position to give you more specifics on next year, but there's no reason to believe the trends that we see now would be substantially different.

Chris Penny                         Right, I mean in your press release
                                    you talked about you continue to see
                                    favorable spending which will sustain your growth well into 2005.

George Pedersen                     We've said that before. We can see
                                    out through 2005, then you'll have a change in the Congress and a national election, as you know.

Chris Penny                         Okay. And then from the sense of just
                                    steady state margin improvement, kind of looking beyond. Where are some of the efficiencies long-term going to come from?
                                    Is it coming from just better performance in some of your acquisitions, or from the contract mix, a combination of both? Can you talk about that a little bit longer term?

George Pedersen                     It is a combination of both. As you know,
                                    we continue to focus on those GSA
                                    contracts and the better margins. GSA
                                    continues  to be about 39% of our
                                    funding source. There is just getting to be better margins in the areas that we are in because the marketplace particularly in the acquisition marketplace we've gone into, allows for better margin.
                                    Some of our traditional customers,
                                    and I don't want to name one or the other, have tended to want to have contractors at lower margins, so there's a combination of factors in there that are all pointing up.

Ronald Spoehel                      I think in addition to that is that
                                    we continue to grow, we also get some
                                    benefit from better cost absorption.

Chris Penny                         Okay, thank you very much.

Operator Your next question is from Cynthia Houlton with RBC Capital Markets.

Cynthia Houlton                     Hi, good evening. I just want to
                                    clarify, I know we talked a little bit about the organic growth, but I guess it was my understanding that last quarter was actually
                                    10%. I know you don't want to disclose
                                    specifically but the range was given
                                    consistent with prior levels. Did I have that wrong? Last quarter was actually slightly higher than this quarter. I want to make sure I understand.
                                    Was it 10% or 13+%?

Ronald Spoehel                      It was actually 13+% last quarter, when the
                                    company -- this is before my time,
                                    as you know, Cynthia, but last quarter,
                                    when the company talked about that as
                                    a general concept, it hadn't put together the information on a pro forma basis for the prior year. So we're giving you here is a set of -- our set of portfolio operations and what they actually grew for those periods in disclosing that now.

Cynthia Houlton                     Okay. I guess that's an important
                                    clarification. And then on just looking out on outlook, as you look at some of the deals that you're bidding for. Can you give us a sense of, you know, are there a lot of megadeals in there, or are those kind of a mix of different size opportunities? Just, you know, ManTech with the combination of all these other entities, you know, in general how do you see kind of opportunities you're going after? You know, can you give us kind of a range of what the size of the opportunities are, are you moving to larger ones or still a mix?

George Pedersen                     We go to whatever the market offers up.
                                    Certainly, in the $100-500 million
                                    range, we've been there for a long time.
                                    We're looking more and more at the
                                    billion-dollar opportunities, but as you know, when you get to the billion-dollar opportunities, very often they're kind of an indefinite quantity number, they hang out there. But we're certainly moving up the price range of what we can bid for. And as you know, we've always effectively used the non-populated joint venture when a program got to a level. Let's say someone came in tomorrow with an opportunity at $5 billion. If we felt we couldn't handle that we simply would put together a non-populated joint venture and go pursue it.

Cynthia Houlton                     Finally, are there any contracts coming to
                                    an end that we should -- that are material over kind of the next --.


George Pedersen                     Nothing that has a material impact.

Cynthia Houlton                     Okay, thank you. Congratulations on the
                                    quarter.

George Pedersen                     Thank you.

Operator Your next question is from Joy Mukherjee with AG Edwards.

Joy Mukherjee                       Good afternoon, I'm stepping in here for
                                    Mark Jordan. Most of our questions
                                    have been answered. Just some small
                                    questions as part of the modeling. In
                                    terms of interest expense, why -- what was the reason for the sequential increase?
                                    Hello?

Ronald Spoehel                      During -- sorry, this is Ron. I
                                    needed to get a little clarification on
                                    that. Actually, during the quarter, there was some borrowing under the revolver during a few periods.

Joy Mukherjee                       Okay, so do you, modeling forward, would
                                    you expect that to be kind of in the first quarter levels again?

Ronald Spoehel                      In the first quarter levels, yes.

Joy Mukherjee                       Okay. And how about the other income line?

Ronald Spoehel                      Consistent with where it's been.

Joy Mukherjee                       Okay. That's all I have. Thank you.

Ronald Spoehel                      Thanks, Joy.

Operator                            Your next question is from Tim Quillen
                                    with Stephens, Inc.

Tim Quillen                         Hi, a couple of questions here. One, back
                                    to margins, how should we look at
                                    this over the next couple quarters. Should we look at second quarter's operating margin and model a certain amount of sequential improvement? Over the past couple of years, third quarter has been especially strong, should we model versus third quarter of last year?
                                    What should we look for over next couple quarters?

Ronald Spoehel                      Consistent with our guidance, that
                                    we mentioned, of the $180-184 million, the operating margins with that would be in the 8-8.5% or just over that range. So I think consistent with where we've been is probably a good place to be.

Tim Quillen                         Okay, so consistent with the second quarter
                                    in both the third and fourth quarter?
                                    quarter?

Ronald Spoehel                      I think that's fair at this point.

Tim Quillen                         Okay, fair enough. Second, on the
                                    funded backlog which is not something we necessarily key on a lot from ManTech, but when funded backlog has gone up a lot, especially since the end of the year, I just wonder if there's anything specifically that's driving that, or what is going on there.

Ronald Spoehel                      I would say it has gone up even in
                                    the quarter, but it's been -- it's
                                    consistent on a pro forma basis with the percent of revenues. So we're staying in the upper 40s in terms of the revenue level, funded backlog. So I look -- I would call it fairly consistent with the performance of the company.

Tim Quillen                         Okay, and then on the $150 million
                                    dollars of undisclosed classified work, can you give some kind of ballpark range as far as what that means in terms of annual revenue?

Peter LaMontagne                    We really can't map that out for
                                    you, Tim, as far as how to break it down for annual because it is a combination and when it comes to classified contract wins, they're trying to prevent you know, the individual items coming together to reveal precisely those type of details. But I would say that it's consistent with the other blend of our business.

Ronald Spoehel                      Right, nothing inconsistent that we
                                    see there that would cause us to change
                                    something just because of those.

Tim Quillen                         Okay, fair enough. And then lastly,
                                    the IDS integration happened a little ahead of what I expected, I'm just wondering if my expectations were correct and if it's ahead of schedule, why was it moved ahead of schedule?

Ronald Spoehel                      I think, as you know, and with the
                                    experience on acquisitions, the extent you can move forward on integration and achieve those benefits early, you do. And
                                    I would just say here, upon coming on
                                    board, I commend the team for really
                                    focusing the effort and getting it done
                                    ahead of schedule and being able to
                                    implement the realignment of operations
                                    ahead of when we might have been otherwise able to.

Tim Quillen                         Okay, thanks, guys, nice quarter.

Peter LaMontagne                    Thanks.

Operator Your next question is from David Garrity with American Technologies.

David Garrity                       Hi, also I add my congratulations to you
                                    all for a great quarter.

Peter LaMontagne                    Thank you.

David Garrity                       Just a couple of things. The organic
                                    growth rate, certainly appreciate the
                                    clarification on that relative to not
                                    only what you had in the current quarter but also what you had in the March quarter.
                                    If we look at what you're doing in
                                    terms of your backlog growth, can we see sort of further acceleration organic growth up towards say the upper end of this 13-15% range that some of your peers talk about? And second question that kind of goes along with that, if we look at the new orders that you brought into the quarter, is there an average life associated with those, and is that average term of those awards longer or shorter than what you've had historically?

Peter LaMontagne                    Okay, let me try to go back through those.
                                    In terms of the growth of the backlog over time --.

David Garrity                       No, I was actually talking about organic
                                    growth. First off, two questions,
                                    really. First off, organic growth, peers have a range of 13-15%. You're at the bottom end of the range. To what extent do you think you can accelerate to the upper end of the range? Part of the question goes in and asks with respect to looking at the backlog addition you have in the current quarter of roughly
                                    $250 million, what's the average life on that? Is it four and a half years, is it four years, is it five years? Is it above or below what your average life is on your backlog?

Ronald Spoehel                      Right. The burn on overall backlog, I have
                                    to admit, I don't have a personal
                                    feel for the details on that, but I think in the three to five year range is probably fair. In terms of the organic growth rate, moving up, clearly that's what we're going to look to do. But in terms of where we have guidance at this at this point, it is 12-14%, so we're in the same range, but not being quite as aggressive.

David Garrity                       Okay. And then last question would
                                    have to be, as you are looking at
                                    acquisitions in the first quarter of
                                    calendar '04, are your thoughts that you're basically going to try to maintain pricing in the same range that the company has paid historically?

George Pedersen                     Yes.

David Garrity                       Do you see any reasons to change?

George Pedersen                     There's no reason to change but
                                    obviously each one depends upon the
                                    circumstances that are there. They must
                                    bring new technical skills and new people skills, new geographic locations, and new customers, and preferably all of those. They have to have margins above ours, and potential growth above what we have been running.

David Garrity                       Given the appreciation of the stocks
                                    in the sector, do you see any change in the conversations that you have of people's preference for cash stock mix in terms of acquisition?

George Pedersen                     Up to this point in time, we have
                                    done all of ours for cash, and obviously we have a currency other than cash to use now that we didn't have before. When we went through the first four, there was a bit of a fear factor, if you might, among the entrepreneurs, about stock. That may well change and we would love to use our currency other than cash if that's what's there.

David Garrity                       Thanks.

Ronald Spoehel                      I think another way to put that in
                                    perspective is as we go forward and look at the capital structure for the company and what would be appropriate, as we expand, that will determine somewhat what in a sense what currency we use. I don't, from my experience; I don't get too caught up in what the currency for the acquisition is in particular. It's more after the acquisition in looking at the capital structure of the company on a going forward basis, what's the optimal mix.

George Pedersen                     Right now, our financial structure is
                                    very strong, our equity and we have no
                                    debt, basically.

David Garrity                       Very good, thank you.

Operator Your next question is from George Price with Legg Mason.

George Price                        Thanks, just had a couple quick
                                    follow-up questions. First, I wondered if there was any update you could provide us on some of the proceedings that are under way.

Peter LaMontagne                    Yeah, thanks. We, at this time,
                                    we can reassert what was said earlier about our proceedings. We have no substantive update. We expected these to take a long time to sort through, but I can assert again that the company's position is that we believe that none of these issues will have a material adverse affect on our operations or our finances.

George Price                        Okay, terrific. And I guess, would like to,
                                    George, maybe ask you a little bit more
                                    along the lines of Department of Homeland
                                    Security. You know, continue to
                                    see things get pushed out a little bit,
                                    and I noted that you talked about that
                                    there are signs things are finally gearing up. But when, I guess, do you think that we're really going to see some of the bigger procurements finally make it out that people have been talking about?

George Pedersen                     It's a bit hard to say. I think you know
                                    the House approved $29.4 billion and
                                    the Senate is about $28.5 billion, so the numbers are there for what the current plan is. Some of the major procurements that they were contemplating,
                                    IT and others, have been pushed out a bit.
                                    We have focused not so much on the
                                    Homeland Security Department itself, but we have focused on functions in states. New York City, as you know, is a major target of ours, and that money would have to flow to those organizations through FEMA. I don't have the sense that FEMA is getting the kind of funding that it received shortly after 9/11.
                                    As you know, the president, I think at
                                    first sent $5 billion out there and
                                    then an additional, maybe additional $5
                                    billion dollars. We are looking at
                                    Homeland Security, we're prepared, we're competing or planning to go compete for some of these organizations. I don't have anything in the backlog yet, sir. And it's not that I'm not optimistic, but I want to see it flow first.

George Price                        Okay, fair enough. And I guess last
                                    question, not to kind of beat a dead horse, but I'm wondering if maybe you could, Ron, break out for us what the revenue component for the acquisitions were in the quarter?

Ronald Spoehel                      I'm not in a position to do that for you,
                                    at this time.

George Price                        Okay. Okay, thanks again very much for your
                                    time.

Ronald Spoehel                      Certainly.

Operator Your next question is from Chris Penny with Friedman Billings and Ramsey.

Chris Penny                         Thank you. One follow-up question, a
                                    little bit of a different twist. As you
                                    integrate your acquisitions and you build your services out within the intelligence agencies, talk about the trend of work with onsite work versus offsite work over kind of the coming years. How much do you see that transitioning maybe where you're doing more work offsite?

Peter LaMontagne                    Very good question, Chris, because there
                                    is a challenge within the
                                    intelligence community. Because so much
                                    of the work is highly classified, it's
                                    difficult to do work in the contractor
                                    station, necessarily and get the
                                    necessary approvals to do IT software
                                    development, for example. We're
                                    fortunate in that a few of our components within the national security solutions group do have the right type of facilities and connectivity that can enable that. So the degree that it makes sense for the customers, which is always how we're driven by what we do onsite or offsite, we will follow the lead by the customer. So much of what we've been involved with in the past year has had an operational and sort of a real time live spin to it, that
                                    we've most of the time been on-site side by side with the customers. That said, we will be open to opportunities where we can take work and do it in secure facilities that are in our own companies, but again we will take the lead from the customers on that. And we don't see any major trends one way or the other right now.

George Pedersen                     We have sufficient SCIFs within the
                                    company and that's not a deterrent to our having work in-house. It's all, as Peter said, driven by the desire of the customer.

Chris Penny                         Okay, thank you very much.

Operator Your next question is from James Cappello with Kern Capital.

James Cappello                      Good afternoon, gentlemen.

George Pedersen                     How are you, sir?

James Cappello                      Doing well, doing well. One
                                    question regarding your focus within the intelligence community and how you're kind of not really in the meaty part of homeland defense. However, are you guys involved at all in the Coast Guard initiative called
                                    Spirit? And what's your role there?

George Pedersen                     Yes, we are, sir.

Peter LaMontagne                    Yeah, the Spirit contract, as you know is
                                    originally a Coast Guard initiative
                                    which has transitioned to a DHS-wide
                                    procurement. Our understanding is that
                                    that has moved slightly to the right,
                                    toward the end of this year, early next
                                    year. But this is a multiple award, IDIQ, in several functional categories as well as several contractor categories and we certainly anticipate participating on multiple levels of the contractor side as well as multiple function areas.

George Pedersen                     We were quite prepared to go after
                                    that and then they delayed it and we don't yet know how that is tied into the integration of the whole Homeland Security.
                                    The only thing we will tell you that the Coast Guard, among those agencies, will be well funded and well managed as we go down the road.

James Cappello                      Okay, and it's one follow-up with the INS
                                    entry exit, do you have any place there?

Peter LaMontagne                    We have had a past relationship
                                    with INS. And we have some current proposal activity and [inaudible] extension. Of course we can't comment on current competitive procurements. But we do have a tradition of working on programs with INS and hope to leverage those and grow additional work in the coming quarters.

James Cappello                      Okay, thank you.

Operator                            At this time there are no further questions.

George Pedersen                     Before we sign off, as I always do, I'd
                                    like to take a moment to remember
                                    there are still a lot of Americans in
                                    harm's way and you all read the
                                    newspapers of the young soldiers that are dying. Both contractors and men and women of the military, the intel community, the Foreign Service, are all out there. It's important that we remember that, and comment on it every time that we talk to you. The global war on terrorism goes on and we see daily there are a lot of challenges ahead, and our people are in many of these countries as you know, well and the threats are real.
                                    From our point of view, the United
                                    States is on the right track and we're
                                    trying to support them to the best of
                                    our ability as is our industry. We thank you for your time and your interest, and if you have any additional questions, please forward them to us, we'll respond as best we can. Thanks, folks.

Operator                            And that concludes today's teleconference.
                                    Thank you for participating in
                                    today's ManTech International report second quarter year end financial results conference call. This call will be available for replay beginning 7 p.m. Eastern Time today, through 11:59 p.m. Eastern Time on Wednesday August 6,
                                    2003. The conference ID number for the
                                    replay is 157-8232. Again conference ID
                                    number for the replay is 157-8232. The
                                    number to dial in for the replay is
                                    1-800-642-1687, or 706-645-9291.
                                    Thank you. You may now disconnect.

[END OF CALL]